PDI CONTACT:                                                                                   INVESTOR CONTACTS:
Jeffrey E. Smith                                                                                  Lippert/Heilshorn & Associates, Inc.
Chief Financial Officer                                                                              Kim Sutton Golodetz (kgolodetz@lhai.com)
(201) 258-8451                                                                           (212) 838-3777
jesmith@pdi-inc.com                                                                               Bruce Voss (bvoss@lhai.com)
www.pdi-inc.com                                                                                (310) 691-7100

PDI Reports Fourth Quarter and Full Year Financial Results;
Announces Product Commercialization, an Extension of Strategic Plan

Conference Call Begins Today at 5:00 p.m. Eastern Time

SADDLE RIVER, N.J. (March 12, 2007) – PDI, Inc. (NASDAQ: PDII), a provider of commercialization services to the biopharmaceutical industry, today announced financial results for the three and 12 months ended December 31, 2007, and provided a business update.
Summary results from continuing operations are as follows:

	For the three-month periods				For the years
	ended December 31				ended December 31
$'s in millions except EPS				$			$
	2007 *	2006	*	Change	2007 *	2006	Change
Revenue, net	$32.6	$55.8		$(23.2)	$117.1	$239.2	$(122.1)
Gross profit	$9.7	$12.8		$(3.1)	$31.6	$55.8	$(24.2)
Operating expense	$12.6	$13.8		$(1.2)	$45.9	$49.9	$(4.0)
Operating (loss) income	$(2.9)	$(1.0)		$(1.9)	$(14.3)	$5.9	$(20.2)
Interest income, net	$1.6	$1.2		$0.4	$6.1	$4.7	$1.4
(Loss) income before income tax	$(1.3)	$0.2		$(1.5)	$(8.2)	$10.7	$(18.9)
(Loss) income from continuing operations	$(1.5)	$4.8		$(6.3)	$(10.0)	$11.4	$(21.4)
Diluted (loss) income per share
from continuing operations	$(0.11)	$0.35		$(0.46)	$(0.72)	$0.81	$(1.53)

	*Unaudited

Financial Overview – Continuing Operations

Revenue – Lower net revenue in the 2007 fourth quarter and full year compared with prior-year results is primarily attributable to the winding down of certain significant contracts in the Sales Services segment, partially offset by new contract wins in 2007. Revenue in both the Sales Services segment and the Marketing Services segment improved in the fourth quarter of 2007 over the third quarter of 2007. On a year-over-year basis, revenue for the fourth quarter and year in the Marketing Services segment was lower than 2006 results, mainly due to ongoing budgetary constraints within our customer base, slower than anticipated regulatory drug approvals as well as delays in project acceptances.  Revenue from delayed projects is expected to shift into the first and second quarters of 2008.

Gross profit – The decrease in gross profit was almost entirely attributable to lower net revenue. The improvement in the overall gross profit percentage for the year in 2007 reflects the benefit of higher actual margins on new business, lower contract close down costs than in 2006 and the fact that the higher margin Marketing Services business is a larger percentage of 2007 consolidated results. In addition to these factors, the overall gross profit percentage for the fourth quarter of 2007 benefited from higher margin seasonal business, the recording of performance fees determined on an annual basis, and a favorable resolution of a contract contingency ($0.6 million).

Operating expenses – Total operating expenses were lower in the fourth quarter and full year 2007 compared with prior-year periods due in large part to the Company’s ongoing cost-reduction initiatives.  Fourth quarter 2007 operating expenses include approximately $1.0 million related to the outsourcing of the hosting of the Company’s data center and other one time charges related to long term cost reduction initiatives.

Income (loss) from continuing operations – The loss from continuing operations for the fourth quarter and full year 2007 is due primarily to the winding down of certain significant contracts in the Sales Services segment and fewer projects in the Marketing Services segment. In addition, 2006 fourth quarter and full year benefited from the required reduction of certain statutory tax reserves.

Liquidity and cash flow – Cash, cash equivalents and short-term investments as of December 31, 2007 were $107.0 million, compared with $114.7 million as of December 31, 2006.  The decrease in cash was primarily attributable to the 2007 net loss.

Financial Commentary

Michael Marquard, chief executive officer of PDI, said, “Revenue in the fourth quarter of 2007 benefited from new sales force contract wins, revenue from certain seasonal products, and year-end performance fees, which, as expected, resulted in higher revenue when compared with the immediately preceding quarter. When compared with prior-year periods, our fourth quarter and full year financial results continue to reflect the winding down of sales contracts during both 2007 and 2006.  Although 2007 results were significantly below 2006, we are pleased with the progress we made in our sales service business this year. We achieved wins in all the flexible sales service offerings we introduced during 2007. Our win rate for competitive contracts was greater than 50 percent. We anticipate that the new business booked during 2007 will continue through 2008.  In the first quarter of this year, a current contract with a top-ten pharmaceutical company was extended. This extension expands our relationship with this company to three years. We also signed new business with another top-ten pharmaceutical company.  This company was a former significant client of PDI sales services and we’re excited to reengage our relationship with this important customer.

“Our Marketing Services segment was impacted during the fourth quarter and full year by overall budgeting constraints within the pharmaceutical industry and shifting of projects into the first and second quarters of 2008,” Mr. Marquard added.

PDI PRODUCT COMMERCIALIZATION
PDI is also announcing today the expansion of its strategic plan to include Product Commercialization. This initiative involves fully funding and managing the marketing and selling of products in exchange for a share of revenue. PDI Product Commercialization provides another powerful option for pharmaceutical companies when added to the Company’s existing service offerings.

Commenting on this strategy, Mr. Marquard said, “We believe the reduction in industry internal sales and marketing resources and their reallocation to high-priority brands is creating compelling opportunities for PDI to take financial responsibility for marketing products that are mature, and/or under-promoted, or less strategic, but still have financial potential if promoted adequately in the marketplace.  The value proposition for our customers is the ability to maximize the commercial potential for these products, while enabling them to focus internal resources on their high priority, most strategic brands.   We are actively seeking to ‘carve out’ these types of products with remaining patent life, as well as soon-to-launch products in established markets that have significant profit potential and can provide longer term contracts for PDI.   The product owner would maintain regulatory, legal, medical affairs, manufacturing and distribution responsibilities.  Our plan is to use our considerable marketing and sales expertise to promote those products in a revenue-sharing agreement, to benefit both PDI and to the product’s manufacturer.  We are currently evaluating opportunities in this area,” he added.

Carl Sailer is leading this new business unit and has been promoted to Vice President, Product Commercialization, reporting to Mr. Marquard.  In his new role, Carl is responsible for the oversight of the entire process of sourcing, screening and evaluating opportunities to create and manage these relationships with pharmaceutical companies.

Mr. Sailer joined PDI in 2001 and has held leadership positions in product development, marketing and business development.  Prior to PDI he held several sales and marketing positions of increasing responsibility at Bristol-Myers Squibb and Bayer Healthcare.

Michael Marquard continued, “This new strategic initiative, the third phase of our strategic plan, is expected to provide PDI with longer term contracts and profit margins over the life of the contract that significantly exceed those of our typical sales service agreements.  However, these agreements will likely involve a significant upfront investment of our resources with no guaranteed return on investment particularly in the first year of the contract as ramp up occurs. Leveraging our expertise in integrating our services to manage products throughout their lifecycles enables us to maximize profitable brand growth.  Equally important, we believe that our proven analytical capability allows us to identify the most appropriate product targets, resulting in commercial partnerships that benefit both parties.  We are very excited about this initiative because it is a natural extension of our core business and offers the potential to accelerate our growth and earnings.”

Conference Call

PDI will hold a conference call and webcast today beginning at 5:00 p.m. Eastern time to discuss this announcement and to answer questions.  The webcast will be accessible through the Investor Relations section of PDI's website at www.pdi-inc.com, and will be archived on the website for future on-demand replay.

Alternatively, the call can be accessed by dialing (866) 644-4654 from the U.S. or (706) 634-8407 from outside the U.S.  A telephone replay will be available from 7:30 p.m. Eastern time on March 12, 2008 through 11:59 p.m. Eastern Time on March 14, 2008 by dialing (800) 642-1687 (domestic) or (706) 645-9291 (international) and entering conference ID number 38587197.

About PDI

PDI provides commercialization services for established and emerging biopharmaceutical companies.  The Company is dedicated to maximizing the return on investment for its clients by providing strategic flexibility; sales, marketing and commercialization expertise.

PDI currently operates in two areas, Sales Services and Marketing Services.  Our Sales Services include Performance Sales Teams™, which are dedicated teams for specific customers; Select Access™, our targeted sales solution that leverages an existing infrastructure; and PDI ON DEMAND, innovative sales services that provide rapid, customized sales force solutions tailored to meet local, regional and seasonal needs.  Our Marketing Services include marketing research and consulting services through TVG in Dresher, PA, and medical communications services through Pharmakon in Schaumburg, IL.  In addition, PDI is a high-quality provider of continuing medical education through Vital Issues in Medicine (VIM®), located in Dresher, PA.  PDI's experience extends across multiple therapeutic categories and includes office- and hospital-based initiatives.

PDI's commitment is to deliver innovative solutions, unparalleled execution and superior results for its customers.  Recognized as an industry pioneer, PDI remains committed to continuous innovation and to retaining the industry's highest-quality employees.  For more information, please visit the Company's website at www.pdi-inc.com.

Forward-Looking Statements

This press release contains forward-looking statements regarding future events and financial performance. These statements involve a number of risks and uncertainties and are based on numerous assumptions involving judgments with respect to future economic, competitive and market conditions and future business decisions, all of which are difficult or impossible to predict accurately and many of which are beyond PDI's control. Some of the important factors that could cause actual results to differ materially from those indicated by the forward-looking statements are general economic conditions, the termination of or material reduction in the size of any of our customer contracts, the loss of our or our customers' intellectual property rights, our ability or inability to secure new business to offset the recent loss of customer contracts and the terms of any replacement business we secure, changes in our operating expenses, FDA, legal or accounting developments, competitive pressures, failure to meet performance benchmarks in significant contracts, changes in customer and market requirements and standards, the impact of any stock repurchase programs, the adequacy of the reserves PDI has taken, the financial viability of certain companies whose debt and equity securities we hold, the outcome of certain litigation, PDI's ability to implement its current and future business plans, and the risk factors detailed from time to time in PDI's periodic filings with the Securities and Exchange Commission, including without limitation, PDI's Annual Report on Form 10-K for the year ended December 31, 2006, and PDI's subsequently filed annual reports on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K. The forward-looking statements in this press release are based upon management's reasonable belief as of the date hereof. PDI undertakes no obligation to revise or update publicly any forward-looking statements for any reason.

(Tables to Follow)

(in thousands, except for per share data)

	Three Months Ended		Years Ended
	December 31,		December 31,
	2007	2006	2007	2006
	(unaudited)	(unaudited)	(unaudited)

Revenue, net	$32,576	$55,830	$117,131	$239,242

Cost of services	22,853	43,051	85,516	183,398

Gross profit	9,723	12,779	31,615	55,844

Operating expenses	12,623	13,796	45,895	49,931

Operating (loss) income	(2,900)	(1,017)	(14,280)	5,913

Interest income, net	1,648	1,243	6,073	4,738
(Loss) income before income tax	(1,252)	226	(8,207)	10,651

Provision for income tax	267	(4,611)	1,767	(724)

(Loss) income from continuing operations	(1,519)	4,837	(9,974)	11,375

(Loss) income from discontinued
operations, net of tax	-	(7)	-	434

Net (loss) income	$(1,519)	$4,830	$(9,974)	$11,809

(Loss) income per share of common stock:
Basic:
Continuing operations	$(0.11)	$0.35	$(0.72)	$0.82
Discontinued operations	-	(0.00)	-	0.03
	$(0.11)	$0.35	$(0.72)	$0.85
Diluted:
Continuing operations	$(0.11)	$0.35	$(0.72)	$0.81
Discontinued operations	-	(0.00)	-	0.03
	$(0.11)	$0.35	$(0.72)	$0.84

Selected Balance Sheet Data
(in thousands)

	December 31,
	2007	2006
	(unaudited)

Cash and short-term investments	$106,985	$114,684
Working capital	111,587	112,186
Total assets	179,554	201,636
Total liabilities	39,365	52,439
Total stockholders' equity	140,189	149,197